Settlement Agreement

This Settlement Agreement (“Agreement”) dated July 25, 2016 is between Bullfrog Gold Corp, a Delaware corporation (the “Company”), and NPX Metals Inc. (the “Holder”). The Company and the Holder are collectively referred as the Parties.

Whereas, the Company and the Holder executed a Convertible Note (“Note”), Warrant to Purchase (“WPCS”) Common Stock and Securities Purchase Agreement (“SPA”) on April 25, 2014, and

Whereas, the Holder has requested the shares to be issued be preferred shares, rather than common, and

Whereas, the Company and the Holder agree that the total amount due under the note is US $220,000.00 in principal and $58,437.50 in interest, or a total of $278, 437.50,

Now, Therefore, the Holder agrees to accept payment in full and forever settle all debts and obligations of the Note, WPCS and SPA by receiving from the Company 18,562,500 shares of its preferred stock, which each preferred share is exchangeable to one common share. As specified in the SPA, the Holder understands that the shares shall bear a legend or one substantially similar thereto, which Holder has read and understands.

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

COMPANY:

______________________

David Beling

CEO & President

HOLDER

/s/ Denis Corin

Denis Corin

CEO & President